Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Second Quarter Earnings

Syracuse, NY, July 14, 2010 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended June 30, 2010 increased 46.9% to $3.0 million, compared to $2.0 million in the year-ago quarter. The results for the second quarter of 2010 reflect the positive impact of a 5.3% increase in net interest income and a 39.2% decrease in the provision for credit losses compared to the year-ago quarter.

Net income available to common shareholders for the second quarter was $3.0 million or $0.64 per diluted share, compared with $1.3 million or $0.28 per diluted share in the year-ago quarter. Preferred dividends and the accretion of the preferred stock discount on preferred stock issued under the Treasury Department’s Capital Purchase Program was $726,000 or $0.16 per diluted share in the second quarter of 2009. The Company redeemed the preferred stock in May 2009.

Net income for the six months ended June 30, 2010 increased 15.0% to $5.7 million, compared with $5.0 million in the year-ago period, as the result of an 8.0% increase in net interest income and a 38.3% decrease in loan loss provisions compared to the first half of 2009.

Net income available to common shareholders for the six months ended June 30, 2010 was $5.7 million or $1.23 per diluted share, compared with $3.9 million or $0.85 per diluted share in the year-ago period. Preferred dividends and the accretion of the preferred stock discount was $1.1 million or $0.24 per diluted share for the first half of 2009.

Jack H. Webb, President and CEO of Alliance said, “Throughout the difficult economic and credit cycle of the past three years, our commitment to meeting the financial needs of the communities in which we operate has remained strong. We continue to be an important and well regarded source of credit to qualified borrowers, and we continue to provide our customers with the security of a strong, locally based financial institution, offering sophisticated products and services, such as investment management, on-line banking and commercial cash management services, that rival our larger competitors.”

Webb added, “Our second-quarter earnings, asset quality and capital strength reflect the effective execution of our community-banking strategy, and with that, our commitment to prudently maximizing the value of our shareholders’ investment in Alliance.”

Balance Sheet Highlights

Total assets were $1.5 billion at June 30, 2010, which was an increase of $11.4 million from the end of the first quarter. Total loans and leases (net of unearned income) increased $10.5 million during the quarter, and were $915.2 million at June 30, 2010.

Commercial loans and mortgages increased $16.3 million in the second quarter and totaled $227.9 million at June 30, 2010. Originations of commercial loans (excluding lines of credit) in the second quarter totaled $13.3 million, compared with $8.9 million in the first quarter of 2010 and $10.8 million in the year-ago quarter. The balance of the increase in commercial loans in the second quarter resulted from increased utilization on existing commercial lines of credit. Alliance has generated an increased pipeline of commercial loans in the second quarter as the result of successfully executing the growth strategy of developing relationships with new credit-worthy businesses seeking the stability that comes of working with a financially strong, locally based community bank.

Residential mortgages outstanding were nearly unchanged in the second quarter, and totaled $354.5 million at June 30, 2010. Residential mortgage origination volume contracted to more moderate levels in the first half of 2010 as slightly higher average borrowing rates early in 2010 combined with exceptionally high mortgage refinance activity in 2009, driven by historically low interest rates during that period, have contributed to a general decline in mortgage originations in our market. Originations of residential mortgages totaled $27.1 million in the second quarter of 2010, compared with $19.3 million in the first quarter of 2010 and $48.9 million in the year-ago quarter. Originations for the first half of 2010 were $46.4 million, compared with $96.2 million in the first half of 2009. Despite the decline in our origination volumes, Alliance has maintained its position as one of the top providers of residential mortgages in Central New York.

Indirect auto loan balances increased $1.9 million to $183.4 million at the end of the second quarter. The Company originated $25.3 million of indirect auto loans in the second quarter, compared with $17.2 million in the first quarter of 2010 and $32.3 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $7.0 million in the second quarter as a result of the Company’s previously announced decision to cease new lease originations. The remaining balance of the lease portfolio of $54.4 million is expected to continue to run-off at the rate of approximately $6 million per quarter over the next twelve months.

The Company’s investment securities portfolio was essentially unchanged in the second quarter and totaled $406.8 million at June 30, 2010. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at June 30, 2010 was 80% guaranteed mortgage-backed securities, 18% municipal securities and 1% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $326.4 million at June 30, 2010, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company’s municipal securities portfolio, which totaled $71.6 million at the end of the second quarter, is comprised primarily of highly rated general obligation bonds issued by local municipalities in New York State.

The Company had net unrealized gains of approximately $11.8 million in its securities portfolio at June 30, 2010.

Deposits were $1.1 billion at June 30, 2010, which was $11.8 million less than the end of the first quarter, but was up $42.5 million compared with the end of 2009. Municipal money market accounts decreased $27.2 million during the quarter due largely to the seasonality of municipal cash flows. The Company’s deposit mix remains favorably weighted in lower cost demand, savings and money market accounts, which comprised 67.3% of total deposits at the end of the second quarter, compared with 65.2% at December 31, 2009 and 60.2% at June 30, 2009.

Shareholders’ equity was $132.7 million at June 30, 2010, compared with $127.5 million at the end of the first quarter. Net income for the quarter increased shareholders’ equity by $3.0 million and was partially offset by common stock dividends declared of $1.3 million or $0.28 per common share. Accumulated other comprehensive income included in shareholders’ equity increased $4.5 million during the second quarter due primarily to higher net unrealized gains on securities available-for-sale, resulting from lower interest rates during the quarter and other market factors.

The Company’s Tier 1 leverage ratio was 7.87% and its total risk-based capital ratio was 13.88% at the end of the second quarter, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 6.44% at June 30, 2010.

Asset Quality and the Provision for Credit Losses

Overall delinquencies were lower for the third consecutive quarter with fewer loans and leases 30 to 89 days past due. Loans and leases past due 30 days or more (including non-performing) totaled $16.8 million or 1.84% of total loans and leases at June 30, 2010, compared with $16.9 million or 1.88% of total loans and leases at March 31, 2010, and $18.7 million or 2.06% of total loans and leases at December 31, 2009. The overall decrease in past due loans and leases occurred as a result of payments of past due amounts, charge-offs and repossession of collateral.

Persistent weakness in the local, state and national economies continued to affect the levels of nonperforming loans and leases in the second quarter. Nonperforming assets were $10.3 million or 0.71% of total assets at June 30, 2010, compared with $10.0 million or 0.69% of total assets at March 31, 2010, and $9.0 million or 0.64% of total assets at December 31, 2009. Conventional residential mortgages comprised $3.4 million (40 loans) or 35.6% of nonaccrual loans and leases at June

30, 2010. Commercial loans on nonaccrual status totaled $4.0 million (37 loans) or 41.2% of nonaccrual loans and leases at the end of the second quarter. Leases on nonaccrual status totaled $1.5 million (26 leases) or 15.5% of nonaccrual loans and leases at the end of the second quarter.

The provision for credit losses decreased 39.2% and 38.3% in the quarter and six months ended June 30, 2010 compared with the year-ago periods largely as the result of substantially lower net charge-offs in 2010 and generally improved asset quality. The provision for credit losses was $1.1 million and $2.2 million in the quarter and six months ended June 30, 2010, respectively, compared with $1.8 million and $3.6 million in the year-ago periods, respectively.

Net charge-offs were $519,000 and $1.3 million in the three months and six months ended June 30, 2010, respectively, compared with $1.6 million and $2.9 million in the year-ago periods, respectively. Net charge-offs equaled 0.23% and 0.29%, respectively, of average loans and leases during the three months and six months ended June 30, 2010, compared with 0.71% and 0.62%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 211.0% and 167.0%, respectively, in the quarter and six months ended June 30, 2010, compared with 109.2% and 124.5%, respectively, in the year-ago periods.

The allowance for credit losses was $10.3 million at June 30, 2010, compared with $9.7 million at March 31, 2010 and $9.4 million at December 31, 2009. The ratio of the allowance for credit losses to total loans and leases was 1.12% at June 30, 2010, compared with 1.07% at March 31, 2010 and 1.03% at December 31, 2009. The ratio of the allowance for credit losses to nonperforming loans and leases was 106.3% at June 30, 2010, compared with 101.3% at March 31, 2010 and 109.7% at December 31, 2009.

Net Interest Income

Net interest income totaled $11.2 million in the three months ended June 30, 2010, which was an increase of $568,000 or 5.3% compared with the second quarter of 2009. Net interest income was virtually unchanged from the first quarter of 2010 on a slight decline in the net interest margin, which was offset by a 2.2% increase in earning assets. The increase in net interest income compared to the year-ago quarter resulted from a higher net interest margin and earning-asset growth. Average earning assets increased $29.2 million or 2.3% in the second quarter compared with the year-ago quarter, with a $68.7 million increase in securities offsetting a $26.7 million decline in loan and lease balances. Most of the decline in average loans and leases was in the lease portfolio as the result of our decision to discontinue lease originations.

The Company’s tax-equivalent net interest margin increased six basis points in the second quarter compared with the year-ago quarter, but was down five basis points compared with the first quarter of 2010. The net interest margin on a tax-equivalent basis was 3.56% in the second quarter of 2010, compared with 3.50% in the second quarter of 2009 and 3.61% in the first quarter of 2010. The increase in the net interest margin compared with the year-ago period resulted primarily from the rate of decline in the Company’s cost of funds exceeding the decline in the earning-assets yield. The Company’s yield on earning-assets decreased 30 basis points in the second quarter of 2010 compared with the year-ago quarter, due to the effect of reinvesting cash flows in the low interest rate environment and earning asset growth being concentrated in lower yielding mortgage-backed securities. The cost of funds decreased 42 basis points compared with the second quarter of 2009 due to continued downward changes in the Company’s interest-bearing deposit rates, lower wholesale funding costs and a favorable change in the Company’s deposit mix as the result of growth in the Company’s lower cost demand, savings and money market accounts (transaction accounts). Average transaction account balances increased $94.6 million or 14.1% in the second quarter compared with the second quarter of 2009. Total average transaction accounts were $765.4 million or 67.2% of total average deposits in the second quarter compared with $670.8 million or 63.6% in the year-ago quarter.

Net interest income for the six months ended June 30, 2010 totaled $22.3 million, an increase of $1.6 million or 8.0% compared with $20.7 million in the year-ago period. Average earning assets increased $35.2 million in the first half of 2010 compared with the year-ago period, with most of the growth in residential mortgages and investment securities. The tax-equivalent net interest margin was 3.58% in the first half of 2010, compared with 3.46% in the first half of 2009. A decrease of 32 basis points in the Company’s tax-equivalent earning-assets yield in the first half of 2010 compared with the same period in 2009 was offset by a decrease of 54 basis points in the cost of funds.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.9 million in the second quarter of 2010, compared with $4.8 million in the second quarter of 2009 and $4.6 million in the first quarter of 2010. Non-interest income comprised 30.3% of total revenue in the second quarter of 2010 compared with 31.0% in the year-ago quarter and 29.1% in the first quarter of 2010.

Non-interest income totaled $9.4 million in the first six months of 2010 compared with $10.1 million in the year-ago period. The Company recognized $1.0 million in pre-tax gains on the sale of securities in the first quarter of 2009. There were no securities gains realized in 2010. Adjusted for the effect of these gains, non-interest income increased $309,000 primarily due to increases in investment management income, electronic customer transaction fees and gains on sales of loans. Excluding the effect of securities gains, non-interest income comprised 29.7% of total revenue in the first half of 2010 compared with 30.6% in the year-ago period.

Non-interest expenses were $11.0 million in the quarter ended June 30, 2010 compared with $10.9 million in the second quarter of 2009 and $11.0 million in the first quarter of 2010.

Non-interest expenses were $21.9 million in the six months ended June 30, 2010 compared with $21.0 million in the first half of 2009. Salaries and benefits expense increased $1.5 million or 16.1% compared with the first half of 2009. Approximately $893,000 or 59% of this increase represents incremental recurring expense from a combination of new customer service and business development positions, normal salary increases and a lack of incentive compensation expense in the first half of 2009. As required under generally accepted accounting principles, the deferral of salaries and benefits expense in connection with successfully originated loans comprised approximately $300,000 or 36% of the increase in salaries and benefits in 2010 compared with the same period in 2009, due to the substantially higher residential mortgage origination volume in 2009.

FDIC insurance expense decreased $580,000 or 41.8% compared with the first half of 2009 due to a special assessment required of all FDIC-insured banks. The assessment for Alliance was $676,000 in the second quarter of 2009.

The Company’s efficiency ratio was 68.3% in the second quarter of 2010 compared with 70.8% in the year-ago quarter and 69.9% in the first quarter of 2010. The Company’s efficiency ratio was 69.1% in the six months ended June 30, 2010 compared with 70.4% in the year-ago period.

The Company’s effective tax rate was 25.0% and 24.6% for the three months and six months ended June 30, 2010, respectively, compared with 24.3% and 20.5% in the year-ago periods, respectively.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$11,632	$12,503	$23,453	$25,188
Federal funds sold and interest bearing deposits	1	5	3	14
Securities	3,745	3,367	7,378	6,562

Total interest income	15,378	15,875	30,834	31,764

Interest expense:
Deposits:
Savings accounts	97	117	203	234
Money market accounts	729	844	1,502	1,807
Time accounts	1,923	2,467	3,894	5,176
NOW accounts	129	134	272	284

Total	2,878	3,562	5,871	7,501

Borrowings:
Repurchase agreements	200	229	403	480
FHLB advances	951	1,249	1,936	2,648
Junior subordinated obligations	159	213	313	468

Total interest expense	4,188	5,253	8,523	11,097

Net interest income	11,190	10,622	22,311	20,667
Provision for credit losses	1,095	1,800	2,190	3,550

Net interest income after provision for credit losses	10,095	8,822	20,121	17,117

Non-interest income:
Investment management income	1,828	1,785	3,635	3,546
Service charges on deposit accounts	1,146	1,268	2,196	2,461
Card-related fees	652	567	1,243	1,088
Insurance agency income	420	374	766	689
Income from bank-owned life insurance	266	252	535	499
Gain on the sale of loans	221	250	414	275
Gain on sale of securities available-for-sale	—	—	—	1,015
Other non-interest income	326	270	631	553

Total non-interest income	4,859	4,766	9,420	10,126

Non-interest expense:
Salaries and employee benefits	5,370	4,721	10,939	9,421
Occupancy and equipment expense	1,840	1,787	3,680	3,551
Communication expense	157	196	333	387
Office supplies and postage expense	300	301	569	612
Marketing expense	391	248	684	499
Amortization of intangible asset	290	387	580	775
Professional fees	829	754	1,569	1,431
FDIC insurance premium	404	1,039	806	1,386
Other operating expense	1,382	1,466	2,765	2,904

Total non-interest expense	10,963	10,899	21,925	20,966

Income before income tax expense	3,991	2,689	7,616	6,277
Income tax expense	999	653	1,875	1,284

Net income	$2,992	$2,036	$5,741	$4,993

Dividend and accretion of discount on preferred stock	—	(726)	—	(1,084)

Net income available to common shareholders	$2,992	$1,310	$5,741	$3,909

Share and Per Share Data
Basic average common shares outstanding	4,622,660	4,495,439	4,603,291	4,494,132
Diluted average common shares outstanding	4,643,679	4,518,827	4,629,341	4,507,244
Basic earnings per common share	$0.64	$0.29	$1.24	$0.85
Diluted earnings per common share	$0.64	$0.28	$1.23	$0.85
Cash dividends declared	$0.28	$0.26	$0.56	$0.52

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	June 30, 2010	December 31, 2009
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$25,135	$26,696
Securities available-for-sale	406,769	362,158
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	9,813	10,074
Loans and leases held for sale	740	1,023
Total loans and leases, net of unearned income	915,151	914,162
Less allowance for credit losses	10,293	9,414

Net loans and leases	904,858	904,748

Premises and equipment, net	19,499	20,086
Accrued interest receivable	4,420	4,167
Bank-owned life insurance	27,889	27,354
Goodwill	32,073	32,073
Intangible assets, net	9,495	10,075
Other assets	16,040	18,790

Total assets	$1,456,731	$1,417,244

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	162,147	159,149
Interest bearing	956,023	916,522

Total deposits	1,118,170	1,075,671

Borrowings	161,399	172,707
Accrued interest payable	1,450	1,745
Other liabilities	17,226	17,412
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,324,019	1,293,309

Shareholders’ equity:
Common stock	4,985	4,937
Surplus	44,455	43,013
Undivided profits	89,326	86,194
Accumulated other comprehensive income	5,400	946
Directors’ stock-based deferred compensation plan	(2,798)	(2,499)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	132,712	123,935

Total liabilities and shareholders’ equity	$1,456,731	$1,417,244

Common shares outstanding	4,662,792	4,614,921
Book value per common share	$28.46	$26.86
Tangible book value per common share	$19.55	$17.72

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$6,022	$18,903	$6,769	$25,907
Securities(1)	407,316	338,584	392,425	321,548
Loans and leases receivable:
Residential real estate loans(2)	354,604	346,019	355,603	335,465
Commercial loans	215,501	215,658	211,636	214,321
Leases, net of unearned income(2)	57,332	89,605	60,646	94,286
Indirect loans	183,178	185,765	182,487	183,436
Other consumer loans	90,517	90,745	90,964	90,344

Loans and leases receivable, net of unearned income	901,132	927,792	901,336	917,852

Total earning assets	1,314,470	1,285,279	1,300,530	1,265,307

Non-earning assets	133,936	135,324	135,470	133,533

Total assets	$1,448,406	$1,420,603	$1,436,000	$1,398,840

Interest bearing liabilities:
Interest bearing checking accounts	$135,393	$115,549	$133,720	$115,808
Savings accounts	100,385	91,859	97,584	89,954
Money market accounts	366,088	308,279	357,639	287,298
Time deposits	373,358	383,166	371,958	369,961
Borrowings	143,425	190,901	148,552	201,073
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,144,423	1,115,528	1,135,227	1,089,868

Non-interest bearing deposits	163,554	155,156	160,360	151,994
Other non-interest bearing liabilities	16,049	16,672	16,643	17,146

Total liabilities	1,324,026	1,287,356	1,312,230	1,259,008
Shareholders’ equity	124,380	133,247	123,770	139,832

Total liabilities and shareholders’ equity	$1,448,406	$1,420,603	$1,436,000	$1,398,840

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	June 30, 2010		March 31, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$100	$100	$100	$101	$100	$101
Obligations of U.S. government-sponsored corporations	5,139	5,400	5,526	5,795	5,864	6,129
Obligations of states and political subdivisions	69,238	71,586	75,765	77,576	75,104	77,147
Mortgage-backed securities(1)	317,569	326,405	317,604	321,670	273,499	275,680

Total debt securities	392,046	403,491	398,995	405,142	354,567	359,057

Stock investments:
Equity securities	1,958	2,255	1,958	2,201	1,958	2,104
Mutual funds	1,000	1,023	1,000	1,005	1,000	997

Total stock investments	2,958	3,278	2,958	3,206	2,958	3,101

Total available-for-sale	$395,004	$406,769	$401,953	$408,348	$357,525	$362,158

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	June 30, 2010		March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$354,544	38.9%	$355,033	39.4%	$356,906	39.2%
Commercial loans	122,714	13.5%	113,513	12.6%	111,243	12.2%
Commercial real estate	105,157	11.5%	98,061	10.9%	96,753	10.7%
Leases, net of unearned income	54,402	6.0%	61,428	6.8%	68,224	7.5%
Indirect loans	183,410	20.1%	181,537	20.2%	184,947	20.3%
Other consumer loans	91,073	10.0%	91,157	10.1%	92,022	10.1%

Total loans and leases	911,300	100.0%	900,729	100.0%	910,095	100.0%

Net deferred loan costs	3,851		3,924		4,067
Allowance for credit losses	(10,293)		(9,717)		(9,414)

Net loans and leases	$904,858		$894,936		$904,748

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	June 30, 2010		March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$162,147	14.5%	$161,730	14.3%	$159,149	14.8%
Interest bearing checking	141,339	12.6%	134,021	11.9%	130,368	12.1%

Total checking	303,486	27.1%	295,751	26.2%	289,517	26.9%

Savings	103,528	9.3%	98,048	8.7%	94,524	8.8%
Money market	345,385	30.9%	378,214	33.4%	317,051	29.5%
Time deposits	365,771	32.7%	357,919	31.7%	374,579	34.8%

Total deposits	$1,118,170	100.0%	$1,129,932	100.0%	$1,075,671	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	June 30, 2010		March 31, 2010		December 31, 2009
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,864	0.64%	$6,493	0.72%	$7,883	0.87%
60 days past due	1,263	0.14%	867	0.10%	2,271	0.25%
90 days past due and still accruing	—	—%	57	—%	—	—%
Non-accrual	9,679	1.06%	9,532	1.06%	8,582	0.94%

Total	$16,806	1.84%	$16,949	1.88%	$18,736	2.06%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	June 30, 2010	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,444	$3,513	$2,843
Commercial loans	1,769	1,888	2,167
Commercial real estate	2,218	2,200	1,846
Leases	1,496	1,208	1,418
Indirect loans	193	187	109
Other consumer loans	559	536	199

Total non-accruing loans and leases	9,679	9,532	8,582
Accruing loans and leases delinquent 90 days or more	—	57	—

Total non-performing loans and leases	9,679	9,589	8,582
Other real estate and repossessed assets	603	422	445

Total non-performing assets	$10,282	$10,011	$9,027

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,717	$9,707	$9,414	$9,161

Loans and leases charged-off	(724)	(2,315)	(1,715)	(3,698)
Recoveries of loans and leases previously charged-off	205	667	404	846

Net loans and leases charged-off	(519)	(1,648)	(1,311)	(2,852)

Provision for credit losses	1,095	1,800	2,190	3,550

Allowance for credit losses, end of period	$10,293	$9,859	$10,293	$9,859

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended June 30,		At or for the six months ended June 30,
	2010	2009	2010	2009
Return on average assets	0.83%	0.37%	0.80%	0.56%
Return on average equity	9.62%	3.93%	9.28%	5.59%
Return on average common equity	9.62%	4.33%	9.28%	6.47%
Return on average tangible common equity	14.48%	6.71%	14.02%	10.07%
Yield on earning assets	4.83%	5.13%	4.89%	5.21%
Cost of funds	1.46%	1.88%	1.50%	2.04%
Net interest margin (tax equivalent) (1)	3.56%	3.50%	3.58%	3.46%
Non-interest income to total income (2)	30.28%	30.97%	29.69%	30.60%
Efficiency ratio (3)	68.31%	70.83%	69.10%	70.41%
Common dividend payout ratio (4)	43.75%	92.86%	45.53%	61.18%

Net loans and leases charged-off to average loans and leases, annualized	0.23%	0.71%	0.29%	0.62%
Provision for credit losses to average loans and leases, annualized	0.49%	0.77%	0.49%	0.77%
Allowance for credit losses to total loans and leases	1.12%	1.05%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	106.3%	129.5%	n/a	n/a
Non-performing loans and leases to total loans and leases	1.06%	0.81%	n/a	n/a
Non-performing assets to total assets	0.71%	0.55%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2010		2009
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share and per share data)
Interest income	$15,378	$15,456	$16,069	$16,129	$15,875
Interest expense	4,188	4,335	4,585	4,899	5,253

Net interest income	11,190	11,121	11,484	11,230	10,622
Provision for credit losses	1,095	1,095	1,425	1,125	1,800

Net interest income after provision for credit losses	10,095	10,026	10,059	10,105	8,822
Other non-interest income	4,859	4,561	5,923	4,762	4,766
Other non-interest expense	10,963	10,961	11,342	10,900	10,899

Income before income tax expense	3,991	3,626	4,640	3,967	2,689
Income tax expense	999	877	1,143	1,009	653

Net income	$2,992	$2,749	$3,497	$2,958	$2,036

Net income available to common shareholders	$2,992	$2,749	$3,497	$2,958	$1,310

Stock and related per share data
Basic earnings per common share	$0.64	$0.59	$0.76	$0.64	$0.29
Diluted earnings per common share	$0.64	$0.59	$0.75	$0.64	$0.28
Basic weighted average common shares outstanding	4,622,660	4,583,617	4,546,819	4,521,331	4,495,439
Diluted weighted average common shares outstanding	4,643,679	4,614,060	4,585,800	4,563,168	4,518,827
Cash dividends paid per common share	$0.28	$0.28	$0.28	$0.28	$0.26
Common dividend payout ratio (1)	43.75%	47.46%	37.33%	43.75%	92.86%
Common book value	$28.46	$27.38	$26.86	$27.04	$26.02
Tangible common book value (2)	$19.55	$18.39	$17.72	$17.84	$16.72

Capital Ratios
Holding Company
Tier 1 leverage ratio	7.87%	7.86%	7.55%	7.42%	7.30%
Tier 1 risk based capital	12.69%	12.56%	12.06%	11.53%	11.13%
Total risk based capital	13.88%	13.69%	13.13%	12.64%	12.22%
Tangible common equity to tangible assets(3)	6.44%	6.10%	5.95%	5.82%	5.50%

Bank
Tier 1 leverage ratio	7.48%	7.38%	7.14%	6.95%	6.87%
Tier 1 risk based capital	12.12%	11.85%	11.47%	10.84%	10.51%
Total risk based capital	13.32%	12.99%	12.55%	11.97%	11.61%

Selected ratios
Return on average assets	0.83%	0.77%	0.97%	0.82%	0.58%
Return on average equity	9.62%	8.93%	11.13%	9.68%	5.82%
Return on average common equity	9.62%	8.93%	11.13%	9.68%	4.33%
Return on average tangible common equity	14.48%	13.55%	16.76%	14.85%	6.71%
Yield on earning assets	4.83%	4.96%	5.08%	5.12%	5.13%
Cost of funds	1.46%	1.54%	1.61%	1.72%	1.88%
Net interest margin (tax equivalent) (4)	3.56%	3.61%	3.68%	3.62%	3.50%
Non-interest income to total income (5)	30.28%	29.08%	29.35%	29.78%	30.97%
Efficiency ratio (6)	68.31%	69.90%	69.77%	68.17%	70.83%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.23%	0.35%	0.88%	0.42%	0.71%
Provision for credit losses to average loans and leases, annualized	0.49%	0.49%	0.62%	0.49%	0.77%
Allowance for credit losses to total loans and leases	1.12%	1.07%	1.03%	1.08%	1.05%
Allowance for credit losses to non-performing loans and leases	106.3%	101.3%	109.7%	98.0%	129.5%
Non-performing loans and leases to total loans and leases	1.06%	1.06%	0.94%	1.10%	0.81%
Non-performing assets to total assets	0.71%	0.69%	0.64%	0.72%	0.55%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

(in thousands)	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009

Total assets	$1,456,731	$1,445,326	$1,417,244	$1,456,276	$1,442,705
Less: Goodwill and intangible assets, net	41,568	41,858	42,148	42,438	42,826

Tangible assets (non-GAAP)	$1,415,163	$1,403,468	$1,375,096	$1,413,838	$1,399,879

Total Common Equity	132,712	127,487	123,935	124,770	119,768
Less: Goodwill and intangible assets, net	41,568	41,858	42,148	42,438	42,826

Tangible Common Equity (non-GAAP)	91,144	85,629	81,787	82,332	76,942

Total Equity/Total Assets	9.11%	8.82%	8.74%	8.57%	8.30%
Tangible Common Equity/Tangible Assets (non-GAAP)	6.44%	6.10%	5.95%	5.82%	5.50%

(4)	Tax equivalent net interest income divided by average earning assets
(5)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(6)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)